Exhibit 99.1

Index to Financial Statements

ElectraMeccanica Vehicles Corp.

i

ElectraMeccanica Vehicles Corp.

Consolidated Financial Statements

Years Ended December 31, 2023 and 2022

Expressed in United States Dollars

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

ElectraMeccanica Vehicles Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ElectraMeccanica Vehicles Corp. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of long-lived assets

As discussed in Note 2 to the consolidated financial statements, the Company assesses long-lived assets, such as plant and equipment, finite-lived intangible assets, and operating lease right-of-use assets for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment and the carrying amount of the long-lived asset or asset group exceeds the undiscounted cash flows, an impairment is recognized to the extent that the carrying amount of the assets exceeds their fair value. As discussed in Note 8 to the consolidated financial statements, for the purpose of impairment testing as of December 31, 2023, the Company has grouped the long-lived assets into asset groups. The asset groups include the Company’s operating lease right-of-use assets and leasehold improvements and the Company’s cloud computing assets. As of December 31, 2023, the right-of-use and leasehold improvements asset group included a portion of the $11,090,868 in plant and equipment, net related to leasehold improvements and $7,336,243 in operating lease right-of-use assets. As discussed in Notes 4 and 7 to the consolidated financial statements, as of December 31, 2023 the cloud computing asset group has $2,405,964 and $1,374,299 in cloud computing assets included in other assets, and prepaid expenses and other current assets, respectively.

We identified the assessment of the valuation of the operating lease right-of use assets, leasehold improvements, and cloud computing assets as a critical audit matter. Subjective auditor judgment was required to evaluate the selection of the market rent and discount rate inputs used in determining the fair values of the operating lease right-of-use assets and leasehold improvements. Subjective auditor judgment was also required to evaluate the selection of the method applied and the obsolescence factor used in determining the fair value of the cloud computing assets. The estimation of market rents and discount rates is subject to significant measurement uncertainty. Changes in these assumptions or the use of a different valuation method to value the cloud computing assets could have had a significant impact on the fair values of the leasehold improvements, operating lease right-of-use assets, and cloud computing assets.

The following are the primary procedures we performed to address this critical audit matter. We performed sensitivity analysis and assessed the impact of possible changes to the market rents and discount rates on the fair values of the operating lease right-of-use assets and leasehold improvements. With the assistance of valuation professionals with specialized skills and knowledge, we:

●	compared the selected market rents and discount rates to third-party industry data for premises with similar characteristics, including type and location.

●	evaluated the valuation model selected to determine the fair value of the cloud computing assets by inspecting documentation obtained from the Company and the Company’s external valuation specialists.

●	compared the selected obsolescence factor for the cloud computing assets to third-party industry data for similar assets.

/s/ KPMG LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2018.

Vancouver, Canada

March 8, 2024

ElectraMeccanica Vehicles Corp.

Consolidated Balance Sheets

(Expressed in United States dollars)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$65,454,810	$134,255,538
Receivables, net	142,109	273,958
Prepaid expenses and other current assets	2,887,808	11,390,850
Inventory, net	2,370,000	4,233,055
Total current assets	70,854,727	150,153,401

Restricted cash	1,116,456	515,449
Plant and equipment, net	11,090,868	16,452,477
Operating lease right-of-use assets	7,336,243	9,031,277
Other assets	3,711,816	5,093,825
Total assets	$94,110,110	$181,246,429

Current liabilities
Trade payables and accrued liabilities	4,241,888	19,346,470
Customer deposits	33,797	339,744
Current portion of lease liabilities	1,028,676	810,677
Contract termination liability	—	15,700,000
Total current liabilities	5,304,361	36,196,891

Share-based compensation liability	250,694	76,476
Lease liabilities	15,492,841	17,528,282
Deferred revenue	—	119,253
Total liabilities	21,047,896	53,920,902

Commitments and contingencies (Note 19)

Shareholders’ equity
Share capital - without par value, unlimited shares authorized; 119,292,132 and 119,287,917 shares issued and outstanding as of December 31, 2023 and 2022, respectively	398,868,610	395,564,470
Accumulated other comprehensive income	4,580,972	4,566,225
Accumulated deficit	(330,387,368)	(272,805,168)
Total shareholders’ equity	73,062,214	127,325,527
Total liabilities and shareholders’ equity	$94,110,110	$181,246,429

The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States dollars)

	Years Ended
	December 31, 2023	December 31, 2022
Revenue	$608,429	$6,812,446
Cost of revenue	1,549,621	33,067,782
Gross loss	(941,192)	(26,255,336)
Operating expenses
General and administrative expenses	32,450,361	39,755,257
Acquisition related expenses	7,562,652	—
Research and development expenses	9,154,084	22,031,212
Sales and marketing expenses	2,962,900	14,663,968
Impairment	1,929,410	7,592,641
	54,059,407	84,043,078
Operating loss	(55,000,599)	(110,298,414)
Other non-operating income (expense)
Interest income	4,908,398	2,301,218
Impairment of loan receivable	(6,000,000)	—
Changes in fair value of derivative liabilities	—	191,202
Gain / (loss) on settlement of legal liabilities	712,715	(15,700,000)
Other (expense), net	(2,133,266)	(44,764)
Foreign exchange loss	(68,448)	(124,201)
Loss before taxes	(57,581,200)	(123,674,959)
Current income tax expense	1,000	23,554
Net loss	$(57,582,200)	$(123,698,513)
Other comprehensive income
Foreign currency translation adjustments	14,747	64,425
Comprehensive loss	$(57,567,453)	$(123,634,088)
Loss per share – basic and diluted	$(0.48)	$(1.04)
Weighted average number of shares outstanding – basic and diluted	119,288,852	118,739,410

The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

	Years Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net loss	$(57,582,200)	$(123,698,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,447,008	5,822,999
Stock-based compensation expense	3,570,269	4,985,953
Inventory provision	1,795,420	13,829,497
Loss on disposal of long-lived asset	2,246,046	—
Impairment	1,929,410	7,592,641
(Gain) / loss on settlement of legal liabilities	(1,092,715)	15,700,000
Change in estimate for recall provision	(440,000)	8,915,044
Change in fair value of derivative liabilities	—	(191,202)
Impairment of loan receivable	6,000,000	—
Unrealized currency translation (gain) / loss	(55,591)	16,498
Changes in operating assets and liabilities:
Receivables, net	131,849	79,361
Prepaid expenses and other assets	1,414,503	(5,594,460)
Inventory, net	(36,017)	(14,664,270)
Trade payables and accrued liabilities	(14,713,085)	1,873,380
Operating lease liabilities	21,476	1,233,699
Customer deposits	(306,167)	(310,955)
Contract termination liability	(8,000,000)	—
Net cash used in operating activities	(61,669,794)	(84,410,328)
Cash flows in investing activities
Expenditures on plant and equipment	(745,416)	(3,398,974)
Proceeds from disposal of plant and equipment	297,543	—
Loan receivable to Tevva	(6,000,000)	—
Net cash used in investing activities	(6,447,873)	(3,398,974)
Cash flows from financing activities
Payment for issuance of common shares for RSU settlement	—	(106,187)
Payment for DSU settlement	(91,911)	—
Proceeds from issuance of common shares for options exercised	—	487,054
Net cash (used in) / provided by financing activities	(91,911)	380,867
Decrease in cash and cash equivalents and restricted cash	(68,209,578)	(87,428,435)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	9,857	(20,262)
Cash and cash equivalents and restricted cash, beginning	134,770,987	222,219,684
Cash and cash equivalents and restricted cash, ending	$66,571,266	$134,770,987

The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.

Consolidated Statements of Changes in Stockholders’ Equity

(Expressed in United States dollars)

			Accumulated
	Share capital		Other
	Number of shares	Amount	Comprehensive Income	Accumulated Deficit	Total Equity
Balance at December 31, 2021	117,338,964	$390,290,103	$4,501,800	$(149,106,655)	$245,685,248
Shares issued pursuant to exercise of options	1,615,430	487,054	—	—	487,054
Shares issued pursuant to exercise of RSU	333,523	(175,526)	—	—	(175,526)
Stock-based compensation	—	4,962,839	—	—	4,962,839
Net loss	—	—	—	(123,698,513)	(123,698,513)
Foreign currency translation	—	—	64,425	—	64,425
Balance at December 31, 2022	119,287,917	$395,564,470	$4,566,225	$(272,805,168)	$127,325,527

Shares issued pursuant to exercise of options	4,215	—	—	—	—
Stock-based compensation	—	3,304,140	—	—	3,304,140
Net loss	—	—	—	(57,582,200)	(57,582,200)
Foreign currency translation	—	—	14,747	—	14,747
Balance at December 31, 2023	119,292,132	$398,868,610	$4,580,972	$(330,387,368)	$73,062,214

The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

1. Nature and continuance of operations

ElectraMeccanica Vehicles Corp. (the “Company”) was incorporated on February 16, 2015, under the laws of the Province of British Columbia, Canada, and its principal activity is the development and manufacturing of electric vehicles (“EVs”).

The head office and principal address of the Company are located at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5. The operational headquarters of the Company are located 8127 E. Ray Road, Mesa, AZ 85212.

These consolidated financial statements have been prepared on the assumption that the Company will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. The Company’s continuation is dependent upon its ability to identify and successfully consummate strategic alternatives from which the Company obtains a business model within the broad electrification sector.

The Company has historically designed and manufactured smaller, simpler and purposeful electric vehicles (“EVs”) primarily targeted for the U.S. market through direct marketing and sales to consumers and small businesses. The Company’s initial product was the three-wheel, single-seat, SOLO. However, given the significant challenges experienced by customers in purchasing, financing, insuring and after-sale servicing of a three-wheel autocycle, such as the SOLO, at the end of 2022, the Company made the strategic decision to cease production of the SOLO.

In February 2023, the Company announced the voluntary recall of its SOLO vehicles due to an unidentified technical issue that resulted in loss of propulsion while driving in certain vehicles at certain times. In April 2023, the Company decided to offer to repurchase all 429 previously retailed SOLO vehicles to ensure the safety of our customers, of which the Company has made refund payments for 392 vehicles returned by customers as of December 31, 2023.

On August 14, 2023, the Company and Tevva Motors Limited (“Tevva”) signed an arrangement agreement (“Tevva Arrangement Agreement”) and other ancillary agreements to merge the two companies into a newly created parent company (the “Tevva Arrangement”). The Tevva Arrangement Agreement included customary representations, covenants, and closing conditions. On October 4, 2023, the Company terminated the Tevva Arrangement Agreement as a result of multiple incurable breaches of the Tevva Arrangement Agreement by Tevva, including failures by Tevva to disclose material information about Tevva to the Company.

On January 11, 2024, the Company and Xos, Inc., a publicly traded Nasdaq company incorporated in Delaware (“Xos”), entered into an arrangement agreement (the “Xos Arrangement Agreement”), pursuant to which Xos will acquire all of the issued and outstanding common shares of the Company pursuant to a plan of arrangement (the “Xos Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Xos Arrangement”). Xos is a leading manufacturer of medium-duty commercial EVs for parcel delivery, uniform rental, food and beverage, and cash-in-transit fleets across the United States and Canada. See Note 20 for additional information.

Management intends to finance its operations over the next twelve months using existing cash on hand.

2. Summary of significant accounting policies

Basis of presentation and consolidation

As a non-U.S. company listed on the NASDAQ, the United States Securities and Exchange Commission (“SEC”) required the Company to perform a test on the last business day of the second quarter of each fiscal year to determine whether the Company continued to meet the definition of a foreign private issuer (“FPI”). Historically, the Company met the definition of an FPI, and as such, prepared consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), reported with the SEC on FPI forms, and complied with SEC rules and regulations applicable to FPIs.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

On June 30, 2022, the Company performed the test and determined that the Company no longer met the definition of an FPI. As such, the Company is required to prepare consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), report with the SEC on domestic forms, and comply with SEC rules and regulations applicable to domestic issuers. In the year ended December 31, 2022, the Company retrospectively adopted U.S. GAAP.

The consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for all periods presented. Comparative figures, which were previously prepared in accordance with IFRS, have been adjusted as required to be compliant with the Corporation’s accounting policies under U.S. GAAP.

These consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated from the Company’s consolidated financial statements.

Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Estimates include the following:

●	estimating the write down of inventory to net realizable value;

●	estimating the fair value of stock options that are based on market conditions;

●	estimating the incremental borrowing rate for calculating the lease liabilities;

●	estimating the recall provision;

●	estimating the contingent liabilities for the contract termination;

●	estimating the fair value of the long-lived assets to determine and measure impairment losses on property and equipment, right-of-use assets and cloud computing assets included in other assets; and

●	changes in facts and circumstances related to the determination of asset groups for impairment testing purposes.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Assets and liabilities held for sale

Assets and liabilities (disposal groups) to be sold are classified as held for sale in the period in which all of the following criteria are met, including: (i) management commits to a plan to sell, (ii) the disposal group is available to sell in its present condition, (iii) there is an active program to locate a buyer, (iv) the disposal group is being actively marketed at a reasonable price in relation to its fair value, (v) significant changes to the plan to sell are unlikely, and (vi) the sale of the disposal group is generally probable of being completed within one year. Management performs an assessment at least quarterly or when events or changes in business circumstances indicate that a change in classification may be necessary.

Assets and liabilities held for sale are presented separately within the consolidated balance sheets with any adjustments necessary to measure the disposal group at the lower of its carrying value or fair value less costs to sell. Depreciation of property, plant and equipment are not recorded while these assets are classified as held for sale. For each period the disposal group remains classified as held for sale, its recoverability is reassessed and any necessary adjustments are made to its carrying value.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits with banks with original maturities of ninety days or less and overdrafts to the extent there is a legal right of offset and practice of net settlement with cash balances.

Inventory

Inventory consists of vehicles and parts held for resale or for use in fixed fee contracts and is valued at the lower of cost and net realizable value. The cost of inventory includes purchase costs and conversion costs, and is determined principally by using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal, and transportation, and any other estimated costs necessary to make the sale. As necessary, the Company records write-downs for excess, slow moving and obsolete inventory. To determine these amounts, the Company regularly reviews inventory quantities on hand and compares them to estimates of historical utilization, future product demand, and production requirements. Write-downs of inventory to net realizable value are recorded in cost of revenue in the consolidated financial statements.

Prepaid expenses and deposits

The Company pays for some goods and services in advance and recognizes these expenses as prepaid expenses at the balance sheet date. If certain prepaid expenses extend beyond one-year, those are classified as non-current assets.

Loan receivable

When the Company records receivables, it records an allowance for credit losses for the current expected credit losses (CECL) inherent in the asset over its expected life. The allowance for credit losses is a valuation account deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets. The Company evaluates debt securities with unrealized losses to determine whether any of the losses arise from concerns about the issuer’s credit or the underlying collateral and record an allowance for credit losses, if required. The Company estimates expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Changes in the relevant information may significantly affect the estimates of expected credit losses. During the year ended December 31, 2023, the Company advanced cash to Tevva in the form of a loan receivable of $6.0 million (see Note 12). After assessing the expected proceeds to be received at loan maturity and the potential value of related collateral to secured obligations, the Company determined that the $6 million loan receivable was fully impaired and recorded an impairment loss of $6.0 million in the consolidated statement of operations and comprehensive loss.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Plant and equipment

Plant and equipment are measured at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisition of the asset, including all costs incurred in bringing the asset to its present location and condition.

Depreciation is generally computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Furniture and equipment	5 years
Computer hardware	3 years
Computer software	2 years
Vehicles	3 years
Production molds	3 years
Leasehold improvements	over term of lease
Right-of-use assets	over term of lease

Impairment of long-lived assets

Long-lived assets, such as plant, and equipment, finite-lived intangible assets, and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group exceeds the undiscounted cash flows, an impairment is recognized to the extent that the carrying amount exceeds the fair value. Fair value can be determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any impairment loss recognized is not reversed in future periods.

Cloud computing arrangements

Capitalized implementation costs for cloud computing arrangements represents the primary balance of the Company’s other assets.

The Company’s cloud computing arrangements primarily comprise of hosting arrangements which are service contracts, whereby the Company gains remote access to use enterprise software hosted by the vendor or another third party on an as-needed basis for a period of time in exchange for a subscription fee. Subscription fees are usually prepaid and recorded in operating expense over the period that the Company has access to use the software. Implementation costs for cloud computing arrangements are capitalized if certain criteria are met and consist of internal and external costs directly attributable to developing and configuring cloud computing software for its intended use. Amortization of capitalized implementation costs is recorded on a straight-line basis over the term of the cloud computing arrangement, which is the non-cancellable period of the agreement, together with periods covered by renewal options which the Company is reasonably certain to exercise. The Company only capitalizes subsequent additions, modifications or upgrades to internal-use software to the extent that such changes allow the software to perform a task it previously did not perform.

Leases

The Company enters into contractual arrangements for the utilization of certain non-owned assets. Historically, these principally related to property for the Company’s offices, assembly facility and kiosk locations which have varying terms including extension and termination options.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

The Company determines if an arrangement is a lease at inception. Leases are evaluated at commencement to determine proper classification as an operating lease or a finance lease. The Company’s leases are all operating leases. The Company recognizes a right-of-use (“ROU”) asset and lease liability at lease commencement based on the present value of lease payments over the lease term.

The Company generally uses its incremental borrowing rate as the discount rate as most of the Company’s lease arrangements do not provide an implicit borrowing rate. The incremental borrowing rate is estimated using a combination of risk-free interest rate corresponding to lease terms, as well as a blended credit risk spread.

For operating leases, fixed lease payments are recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. Certain lease agreements include variable lease payments that depend on an index, as well as payments for non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance. In instances where these payments are fixed, they are included in the measurement of our lease liabilities, and when variable, are excluded and recognized in the period in which the obligations for those payments are incurred. The Company’s leases do not contain any material residual value guarantees or payments under purchase and termination options.

Lease terms are initially determined as the non-cancellable period of a lease adjusted for options to extend or terminate a lease that are reasonably certain to be exercised. Lease liabilities are subsequently measured at amortized cost using the effective interest method.

ROU assets are carried at cost less accumulated amortization, impairment losses, and any subsequent remeasurement of the lease liability. Initial cost comprises the lease liability adjusted for lease payments at or before the commencement date, lease incentives received, initial direct costs and an estimate of restoration costs.

The Company has elected not to present short-term leases on the consolidated balance for leases that have lease terms of 12 months or less and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. The lease expense related to those short-term leases is recognized on a straight-line basis over the lease term.

Revenue

The Company historically generated revenue primarily through the sale of EVs as well as parts sales, services, repairs, and support services, and sales of custom-built vehicles; however, the revenue from custom built vehicles permanently ceased in the fourth quarter 2022.

Sales of EVs

Vehicle sales revenue is generated from the sale of EVs to customers. There is one performance obligation identified in vehicle sale arrangements. Shipping and handling provided by the Company is considered a fulfillment activity. Payment is typically received at or prior to the transfer of control of the vehicle to the customer. The Company recognizes revenue related to the vehicle when the customer obtains control of the vehicle which occurs at a point in time either upon completion of delivery to the agreed upon delivery location or upon pick up of the vehicle by the customer.

The Company’s vehicle contracts do not contain a significant financing component. The Company has elected to exclude sales taxes and amounts collected on behalf of third parties from the measurement of the transaction price.

The Company provides a manufacturer’s warranty on all vehicles sold. The warranty covers the rectification of reported defects via repair, replacement, or adjustment of faulty parts or components. The warranty does not cover any item where failure is due to normal wear and tear. In February 2023, the Company announced a voluntary recall of the SOLO due to an unidentified technical issue that resulted in loss of propulsion while driving in certain vehicles at certain times. In April 2023, the Company decided to offer to repurchase all 429 previously retailed SOLO vehicles to ensure the safety of our customers, of which the Company has made refund payments for 392 vehicles returned by customers as of December 31, 2023. As of December 31, 2023, there are 23 vehicles subject to the recall which have not been repurchased as a result of the customers rejection of the repurchase offer. At December 31, 2023 and 2022, no additional warranty provision has been recognized other than the recall provision as no future warranty services would be required following Company’s decision to buy-back the vehicles under the recall.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Part sales

The sale of parts is a single performance obligation to be recognized at the point in time when control is transferred to the customer. Shipping and handling provided by Company is considered a fulfillment activity. Payment for the products sold are made upon invoice or in accordance with payment terms customary to the business. The Company’s parts sales do not contain a significant financing component. The Company has elected to exclude sales taxes from the measurement of the transaction price.

Services, repairs and support services

Services, repairs and support services are recognized in the accounting period when the services are rendered. Payment for the services are made upon invoice or in accordance with payment terms customary to the business. The Company’s service revenue does not contain a significant financing component. The Company has elected to exclude sales taxes from the measurement of the transaction price.

Sales of custom-built vehicles

Prior to the fourth quarter of 2022, the Company manufactured and sold custom built vehicles typically on fixed fee arrangements with its customers. Revenue is recognized when the Company has transferred control to the customer which generally occurs upon completion of shipment to the customer. There is one performance obligation identified in vehicle sale arrangements. Shipping and handling provided by the Company is considered a fulfillment activity. Payment is typically received at or prior to the transfer of control of the vehicle to the customer. The Company’s vehicle contracts do not contain a significant financing component. The Company has elected to exclude sales taxes and amounts collected on behalf of third parties from the measurement of the transaction price.

Foreign currency translation

The Company and its subsidiaries’ functional currency is U.S. dollars (“USD”), except the functional currency of Intermeccanica International Inc. is CAD and the functional currency of EMV Automotive Technology (Chongqing) Inc. is the Chinese RMB.

Each entity within the consolidated group records transactions using its functional currency, being the currency of the primary economic environment in which it operates. Foreign currency transactions are translated into the respective functional currency of each entity using the foreign currency rates prevailing at the date of the transaction. Period-end balances of monetary assets and liabilities in foreign currency are translated to the respective functional currencies using period-end foreign currency rates. Foreign currency gains and losses arising from the settlement of foreign currency transactions are recognized in the consolidated statements of operations and comprehensive loss.

On consolidation, the assets and liabilities of foreign operations that have a functional currency other than USD are translated into USD at the exchange rates in effect at the end of the reporting period. Revenues and expenses are translated at the average monthly exchange rates prevailing during the period. The resulting translation gains and losses are included within other comprehensive loss. The cumulative deferred translation gains or losses on the foreign operations are reclassified to net income, only on disposal of the foreign operations.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Advertising and marketing costs

The Company expenses advertising costs when incurred in sales and marketing expenses.

Research and development expenses

Research and development expenses consist primarily of personnel-related expenses, contractor fees, engineering design and testing expenses, and allocated facilities cost. Most of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations and comprehensive loss.

Stock-based compensation

The Company has a share-based compensation plan under which various types of equity-based awards may be granted, including stock options, deferred share units (“DSUs”) and restricted share units (“RSUs”). We use the fair value method of accounting for our stock options, DSUs and RSUs. The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The fair value of DSUs and RSUs is measured on the grant date based on the closing fair market value of the Company’s common shares. Stock-based compensation expense is recognized over the vesting period on a straight-line basis. The Company estimates expected forfeitures at the time of grant instead of accounting for forfeitures as they occur.

For performance-based awards, stock-based compensation expense is recognized over the expected performance achievement period of individual performance milestones when the achievement of each individual performance milestone becomes probable. For performance-based awards with a vesting schedule based on the attainment of both performance and market conditions, stock-based compensation expense associated with each tranche is recognized over the longer of (i) the expected achievement period for the operational milestone for such tranche and (ii) the expected achievement period for the related market capitalization milestone determined on the grant date, beginning at the point in time when the relevant operational milestone is considered probable of being achieved. If such operational milestone becomes probable any time after the grant date, we will recognize a cumulative catch-up expense from the grant date to that point in time. If the related market capitalization milestone is achieved earlier than its expected achievement period and the achievement of the related operational milestone, then the stock-based compensation expense will be recognized over the expected achievement period for the operational milestone, which may accelerate the rate at which such expense is recognized. The fair value of such awards is estimated on the grant date using Monte Carlo simulations.

Stock-based compensation expense is recorded in general and administrative expenses, research and development expenses and sales and marketing expenses in the consolidated statements of operations and comprehensive loss.

Income taxes

Income taxes are comprised of current and deferred taxes. These taxes are accounted for using the liability method. Current tax is recognized in connection with income for tax purposes, unrealized tax benefits and the recovery of tax paid in a prior period and measured using the enacted tax rates and laws applicable to the taxation period during which the income or loss for tax purposes arose.

Deferred tax is recognized on the difference between the carrying amount of an asset or a liability, as reflected in the financial statements, and the corresponding tax base, used in the computation of income for tax purposes (temporary differences) and measured using the enacted tax rates and laws as at the balance sheet date that are expected to apply to the income that the Company expects to arise for tax purposes in the period during which the difference is expected to reverse. Management assesses the likelihood that a deferred tax asset will be realized, and a valuation allowance is provided to the extent that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The determination of both current and deferred taxes reflects the Company’s interpretation of the relevant tax rules and judgement.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.

Income taxes are recognized in the consolidated statements of operations and comprehensive loss, except when they relate to an item that is recognized in other comprehensive loss or directly in equity, in which case, the taxes are also recognized in other comprehensive loss or directly in equity respectively. Where income taxes arise from the initial accounting for a business combination, these are included in the accounting for the business combination.

Interest and penalties in respect of income taxes are not recognized in the consolidated statement of operations and comprehensive loss as a component of income taxes but as a component of interest expense.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Net income or loss per share

Basic net earnings or loss per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted net earnings or loss per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, and for the effects of all dilutive potential common shares, which comprise warrants, share options, DSUs, RSUs and restricted shares granted to employees and directors.

Segment reporting

The Company continually monitors and reviews its segment reporting structure in accordance with authoritative guidance to determine whether any changes have occurred that would impact its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. The chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer. Up until the fourth quarter of 2022, the Company managed, reported and evaluated its business in the following two reportable operating segments: (i) Electric Vehicles and (ii) Custom Built Vehicles. During the fourth quarter of 2022, the CODM changed how she makes operating decisions, assesses the performance of the business and allocates resources in a manner that caused the Company’s operating segments to change as a result of the Company having ceased receiving orders for custom built vehicles. In consideration of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 280, Segment Reporting, the CODM determined that the Company is not organized around specific products and services, geographic regions or regulatory environments. Accordingly, beginning with the fourth quarter of 2022, the Company realigned its reporting structure, resulting in a single reportable segment, Electric Vehicles, in Canada and the United States.

Fair value measurements

The Company follows the accounting guidance in ASC 820, Fair Value Measurement, for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The Company’s financial assets include cash and cash equivalents, receivables, and restricted cash. The Company’s financial liabilities include trade payables and accrued liabilities, derivative liabilities, share-based compensation liability, and lease liabilities. The carrying amounts of these instruments, including cash and cash equivalents, receivables, restricted cash, and trade payables and accrued liabilities, are considered to be representative of their fair values because of their short-term nature.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of principally cash and cash equivalents, bank deposits and certain receivables. The Company holds cash and cash equivalents with highly rated financial institutions. Balances with these institutions exceeded the Canadian Deposit Insurance Corporation insured amount of CAD$100 thousand as of December 31, 2023 and 2022. The Company has not experienced any significant credit losses in these accounts and does not believe the Company is exposed to any significant credit risk on these instruments.

Concentration of supply risk

In September 2017, we entered into the Manufacturing Agreement (as defined in Note 11) with Chongqing Zongshen Automobile Industry Co., Ltd. (“Zongshen”). In 2022, the delivery of SOLO vehicles to our customers and the revenue derived depended on Zongshen’s ability to fulfil its obligations under that Manufacturing Agreement. On December 20, 2022, the Company gave notice to Zongshen to immediately cease all production of SOLO vehicles due to the economic hardship and issues noted with the vehicles, pursuant to which, such concentration risk no longer existed (see Note 11).

Standards issued but not yet effective

All ASUs issued but not yet adopted were assessed and determined to be either not applicable or are not expected to have a material impact on our consolidated financial statements or financial statement disclosures.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

3. Cash and cash equivalents and restricted cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$65,454,810	$134,255,538
Restricted cash	1,116,456	515,449
Total cash, cash equivalents and restricted cash	$66,571,266	$134,770,987

The Company’s restricted cash as of December 31, 2023 and 2022 consists of certificates of deposits related to the Company’s corporate credit card program and a bank issued letter of credit.

4. Prepaid expenses and other current assets

	December 31, 2023	December 31, 2022
SOLO deposit (with manufacturer)	$—	$7,133,451
Battery cell deposit	—	300,000
Prepaid insurance	854,995	1,095,152
Prepaid rent and security deposit	338,797	495,112
Cloud computing assets	1,374,299	1,234,039
Other prepaid expenses	319,717	1,133,096
	$2,887,808	$11,390,850

The Company’s prepaid expenses and other current assets as of December 31, 2023 decreased compared with December 31, 2022 primarily as a result of the settlement agreement with Zongshen, as further described in Note 11, and decreases in prepaid insurance and other prepaid expenses.

5. Inventory, net

The Company’s inventory consisted of the following:

	December 31, 2023	December 31, 2022
Parts and batteries	$1,527,670	$1,242,055
Vehicles	2,637,750	18,022,771
Inventory provision	(1,795,420)	(15,031,771)
	$2,370,000	$4,233,055

For the years ended December 31, 2023 and 2022, $1,795,420 and $15,031,771, respectively, was recognized as inventory write-downs of parts and vehicles, and are reflected in cost of revenue. In estimating the net realizable value of the vehicle inventory at December 31, 2023 and 2022, the Company has concluded that it is able to recover the inventory value through crushing vehicles to recover tariffs already paid. The vehicle inventory’s net realizable value recognized at December 31, 2023 and 2022 represents the estimated amount that can be recovered from claiming the previously paid tariffs.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

6. Plant and equipment

	December 31, 2023	December 31, 2022
Furniture and equipment	$1,744,693	$2,117,901
Computer hardware and software	955,178	1,381,786
Vehicles	157,490	1,046,817
Leasehold improvements	11,654,292	12,862,333
Production tooling and molds	—	1,956,743
Total plant and equipment	14,511,653	19,365,580
Less: accumulated depreciation	(3,420,785)	(2,913,103)
Plant and equipment, net	$11,090,868	$16,452,477

During the years ended December 31, 2023 and 2022, depreciation expense of $2,072,363 and $4,938,545, respectively, was included in the general and administrative expenses.

During the years ended December 31, 2023 and 2022, $nil and $1,498,130, respectively, of production tooling was transferred to equipment upon completion of the asset.

During the year ended December 31, 2023, the Company terminated the lease for its Burnaby, British Columbia, Canada headquarters, and concurrently disposed of plant and equipment with the following net book values on the date of disposal: furniture and equipment of $153,482, leasehold improvements of $978,230, computer hardware of $42,599, and vehicles of $1,871. The loss on this disposal was $1,063,425, net of cash proceeds received of $112,757, and was recorded in other expense, net in the consolidated statements of operations and comprehensive loss.

During the years ended December 31, 2023 and 2022, impairment loss of $395,000 and $2,001,930, respectively, was recognized for vehicles assets based on the estimated amount that can be recovered from claiming the previously paid tariffs and disposing of the vehicles. In 2023, the reassessment of tariff claim recoveries led to additional impairments during the year.

During the years ended December 31, 2023 and 2022, impairment loss of $1,534,410 and $nil, respectively, was recognized for furniture and equipment and computer hardware and software based on the appraisal values. In 2023, after deciding to exit the Mesa facility and lacking any saleable product, the Company’s asset groups underwent reassessment for annual impairment testing.

At December 31, 2022, production tooling and molds with a cost of $8,112,133 and accumulated depreciation of $6,294,544 were written off to nil as these molding assets for the SOLO will no longer be used and these assets were not considered to have any alternate use.

7. Other assets

	December 31, 2023	December 31, 2022
Security deposit	$1,161,000	$1,161,000
Cloud computing assets	2,405,964	3,920,869
Duty drawback receivable	132,896	—
Intangible assets	11,956	11,956
	$3,711,816	$5,093,825

As of December 31, 2023, gross capitalized implementation costs incurred in a cloud computing arrangement and related accumulated amortization were $6,170,195 and $2,389,932, respectively (December 31, 2022 - $6,170,195 and $1,015,287, respectively). The Company’s capitalized implementation costs primarily relate to the implementation of a new enterprise resource planning (“ERP”) system during 2021 and 2022. During the years ended December 31, 2023 and 2022, amortization expense of $1,374,645 and $881,216, respectively was recorded for capitalized implementation costs. The estimated aggregate amortization expense amounts to $1,374,643 for both 2024 and 2025, $1,030,977 for 2026, and $nil for years 2027 and 2028. The Company is currently reassessing the remaining useful life of the capitalized implementation costs as a result of the execution of the Xos Arrangement Agreement on January 11, 2024. Subject to the final assessment of the utility of the related computing assets, the remaining useful life may be materially reduced.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

The Company is claiming tariffs paid on the previous importation of SOLO vehicles. As of December 31, 2023, long - term receivable of $132,896 was included in other assets, representing the tariff amount expected to be recovered from U.S. Customs and Border Protection in one to three years.

8. Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate.

The Company has historically designed and manufactured smaller, simpler and purposeful EVs primarily targeted for the U.S. market through direct marketing and sales to consumers and small businesses. The Company’s initial product was the three-wheel, single-seat, SOLO. However, given the significant challenges experienced by customers in purchasing, financing, insuring and after-sale servicing of a three-wheel autocycle, such as the SOLO, at the end of 2022, the Company made the strategic decision to cease production of the SOLO. In February 2023, the Company announced a voluntary recall of the SOLO due to an unidentified technical issue that resulted in loss of propulsion while driving in certain vehicles at certain times. In April 2023, the Company decided to offer to repurchase all 429 previously retailed SOLO vehicles to ensure the safety of our customers, of which the Company has made refund payments for 392 vehicles returned by customers as of December 31, 2023. In the fourth quarter of 2023, the Company began destruction of SOLO vehicles and engaged a broker to identify potential tenants for its Mesa facility. The Company signed the Xos Arrangement Agreement with Xos in January 2024, pursuant to which Xos will acquire all of the issued and outstanding common shares of the Company in accordance with the Xos Plan of Arrangement. Consequently, the Company plans to dispose of its furniture and equipment and computer hardware assets as well as removing SOLOs from commerce by crushing the vehicles to recover the previously paid tariffs. The Company plans to continue using the operating lease ROU assets and leasehold improvement assets for the remaining term and sub-lease the property. The Company plans to continue using the cloud computing assets until the Company is able to successfully consummate a strategic alternative for its business, such as the contemplated Xos Arrangement. For the purpose of impairment testing, the Company has grouped the long-lived assets into below groups:

●	assets to be disposed through auction and sales, including furniture and equipment and computer hardware;

●	SOLO vehicles to be removed from commerce by crushing in order to recover previously paid tariffs;

●	operating lease ROU assets and leasehold improvements assets to be held and used (including potential plans to sublease related properties); and

●	cloud computing assets to be held and used.

The Company estimated the fair values of the individual assets using a combination of methods. The fair values of ROU assets and leasehold improvements were determined using a discounted cash flows approach, where the significant inputs included the estimated market rent and discount rate for each leased property. Fair value of the SOLO vehicles are estimated based on the estimated amount that can be recovered from claiming the previously paid tariffs. The Company used a combination of a market approach and cost approach to determine the fair values of the other plant and equipment and other assets. The significant input in the determination of the fair value of the cloud computing assets was the obsolescence factor applied to determine the depreciated replacement cost.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

For the year ended December 31, 2023, the Company recorded a $1,534,410 impairment charge for the assets to be disposed through auction and sales, a $395,000 impairment charge for SOLO vehicles and $nil impairment for operating lease ROU assets and leasehold improvements.

For the purpose of impairment testing at December 31, 2022, all held-and-used long-lived assets, including plant and equipment, operating lease ROU assets, and other assets were grouped in one asset group – the SOLO asset group. For the year ended December 31, 2022, the Company recorded $nil impairment charge for the SOLO asset group as the asset group’s estimated fair value exceeded its carrying value.

9. Trade payables and accrued liabilities

	December 31, 2023	December 31, 2022
Trade payables	$1,341,526	$3,795,992
Recall provision	315,988	8,915,044
Accrued liabilities	2,584,374	6,635,434
	$4,241,888	$19,346,470

On February 17, 2023, the Company announced a voluntary recall of the SOLO. On April 14, 2023, the Company issued a stop-drive and stop-sell notice and notified customers of a vehicle buy-back program for all 429 SOLO vehicles sold since the release in 2021. The basis of the recall was a result of the vehicle potentially experiencing a loss of propulsion while driving. As of December 31, 2022, a recall provision of $8,915,044 was recorded as an estimate of the cost to buy-back all retailed vehicles. During the year ended December 31, 2023, the Company reassessed the recall provision estimation and reversed $440,000 of the recall provision, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2023, the Company made payments of $8,159,056 for 392 vehicles returned by customers. Accordingly, the recall provision balance was reduced to $315,988 as of December 31, 2023, which was included in trade payables and accrued liabilities within the consolidated balance sheets.

10. Leases

In 2023, the company held operating leases for engineering centers, offices, warehouses, and kiosk locations aimed at boosting vehicle sales. These leases ranged from one to eleven years in duration.

The components of lease expense, included within general and administrative expenses and sales and marketing expenses are as follows within the Company’s consolidated statements of operations and comprehensive loss:

	Year ended December 31,	Year ended December 31,
	2023	2022
Operating lease expense
Operating lease expense	$2,391,198	$2,260,556
Short-term lease expense	380,183	1,238,114
	$2,771,381	$3,498,670

During the year ended December 31, 2023, the Company terminated the lease of its previous Burnaby, British Columbia, Canada headquarters, and derecognized the ROU assets of $828,193 and lease liability of $936,029. The gain on this disposal was $107,836 and is recorded within other expense, net in the consolidated statement of operations and comprehensive loss.

During the year ended December 31, 2022, the Company commenced a lease agreement for the Mesa facility for a period of 129.5 months. As a result, the Company recognized a ROU asset of $6,736,373, a lease liability of $14,738,973 and leasehold improvements of $8,228,290 and derecognized the prepaid lease payment of $225,690 at the commencement of the lease. The lease grants the Company two renewal options of 5 years each that the Company determined are not reasonably certain to be exercised.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Lease-related assets and liabilities as presented in the consolidated balance sheets consist of the following:

	December 31, 2023	December 31, 2022
Assets:
Operating lease right-of-use assets	$7,336,243	$9,031,277

Liabilities:
Current portion of operating lease liabilities	$1,028,676	$810,677
Long-term portion of operating lease liabilities	15,492,841	17,528,282
Total operating lease liabilities	$16,521,517	$18,338,959

The Company has calculated the weighted-average remaining lease term, presented in years below, and the weighted-average discount rate for the operating lease population. The Company uses the incremental borrowing rate as the lease discount rate, unless the lessor’s rate implicit in the lease is readily determinable, in which case it is used.

	December 31, 2023	December 31, 2022
Weighted average remaining operating lease term (in years)	8.83	9.41
Weighted average operating lease discount rate	10.47%	10.28%

Supplemental cash flow information related to leases where the Company is the lessee is as follows:

	Year ended December 31,	Year ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	2,422,669	1,233,699
Non-cash item for amounts included in the measurement of lease liabilities:
Leased assets obtained in exchange for new operating lease liabilities	—	8,592,776

As of December 31, 2023, the maturities of our operating lease liabilities (excluding short-term leases) are as follows:

December 31, 2023
2024	$2,698,551
2025	2,763,290
2026	2,847,403
2027	2,598,847
2028	2,647,158
Thereafter	12,583,504
Total minimum lease payments	26,138,753
Less: interest	9,617,236
Present value of lease obligations	16,521,517
Less: Current portion	1,028,676
Long-term portion of lease obligations	$15,492,841

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

11. Contract termination liability

On September 29, 2017, the Company entered into a manufacturing agreement with Zongshen, which was amended on June 23, 2021 (as amended, the “Manufacturing Agreement”). Pursuant to the Manufacturing Agreement, Zongshen agreed to manufacture the Company’s SOLO vehicles, and the Company agreed to certain target purchase volumes for the period from June 1, 2021, to November 30, 2023.

On December 20, 2022, the Company gave notice to Zongshen to immediately cease all production of SOLO vehicles due to the economic hardship and issues noted with the vehicles. As a result, Zongshen claimed $22.8 million in relation to the termination of the Manufacturing Agreement. As of December 31, 2022, the Company estimated a $15.7 million termination provision, representing the Company’s best assessment of the settlement amount, which was presented as a contract termination liability within the Company’s consolidated balance sheets.

On May 8, 2023, the Company entered into a settlement deed (the “Settlement Agreement”) with Zongshen, effective as of May 4, 2023. The Settlement Agreement resolved all outstanding claims relating to the Manufacturing Agreement and the related cancellation notice and defective notice provided by the Company to Zongshen (collectively, the “Agreement and Notices”).

As of December 31, 2023, in fulfillment of all obligations under the Settlement Agreement and in settlement of the existing contract termination liability of $15.7 million, the Company paid $8.0 million in cash to Zongshen, de-recognized existing prepaid deposits of $7,167,340 and accounts payable to Zongshen of $281,462, and recognized 129 SOLO vehicle inventories received from Zongshen valued at $44,244, resulting in a gain on settlement of legal liabilities of $858,366, which is recorded within gain / (loss) on settlement of legal liabilities in the consolidated statement of operations and comprehensive loss.

12. Loan receivable from Tevva

In connection with the Tevva Arrangement Agreement, on August 14, 2023, the Company and Tevva entered into a facility letter, pursuant to which the Company advanced $6,000,000 to Tevva under a term loan facility (the “Working Capital Facility”). Interest on the Working Capital Facility accrued at 8% per annum.

As a result of the Company’s termination of the Tevva Arrangement Agreement on October 4, 2023, all amounts due (including any accrued interest and other sums due) under the Working Capital Facility became repayable in full 90 days from and including the date on which the Tevva Arrangement Agreement was terminated (i.e., January 2, 2024). After assessing the expected proceeds to be received at loan maturity and the potential value of related collateral to secured obligations, the Company determined that the loan receivable advanced pursuant to the Working Capital Facility was fully impaired and recorded an impairment loss of $6,000,000 in the consolidated statement of operations and comprehensive loss.

On November 28, 2023, the Company entered into a settlement agreement (the “Tevva Settlement Agreement”) with Tevva relating to the termination of the Tevva Arrangement Agreement. Pursuant to the terms of the Tevva Settlement Agreement, Tevva agreed to dismiss its previously filed federal and state court complaints relating to the Tevva Arrangement Agreement and the transactions contemplated therein, and the Company agreed to forgive the approximately $6.1 million due from Tevva under the Working Capital Facility (inclusive of $0.1 million of accrued interest) and to pay Tevva $380,000 in connection with the Tevva Settlement Agreement. As of December 31, 2023, payment of $380,000 was made to Tevva and recorded in gain / (loss) on settlement of legal liabilities in the consolidated statements of operations and comprehensive loss.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

13. Income tax

Loss before income taxes consisted of the following:

	December 31, 2023	December 31, 2022
Canadian operations	$(30,999,187)	$(90,933,403)
U.S. operations	(26,464,823)	(32,734,055)
Other operations	(117,190)	(7,501)
	$(57,581,200)	$(123,674,959)

Provisions for federal, foreign and state income taxes in the consolidated statements of operations consisted of the following components:

	Year ended December 31,	Year ended December 31,
	2023	2022
Current expense:
State	$1,000	$23,554
Current expense and total income tax expense	$1,000	$23,554

The Company’s effective tax rate was 27% for the years ended December 31, 2023 and 2022. The following summary reconciles income taxes at the statutory rate of 27% applicable for all periods presented to the Company’s actual income tax expense:

	Year ended	Year ended
	December 31, 2023	December 31, 2022
Income taxes at statutory rate	$(15,546,924)	$(33,392,239)
Increase (decrease) in taxes resulting from:
Non-deductible business expenses	1,188,512	651,693
Tax effects attributable to foreign operations	2,344	150
Change in estimates	(232,497)	1,332,196
Share issue costs and other	(20,442)	56,869
Change in valuation allowance	14,610,007	31,374,885
Income tax expense	$1,000	$23,554

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

The temporary differences that give rise to significant portion of the deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforwards	$66,623,318	$49,865,691
Capital Loss	861,300	—
Federal tax credit carryforwards	819,504	—
Inventory	3,561,379	2,216,526
R&D expenditure	3,532,061	2,599,268
Lease liability	247,843	680,539
Property, plant and equipment	4,423,257	1,898,663
Share issue costs	740,396	1,393,210
Scientific research and experimental development expenditures	696,474	696,474
Other assets / liabilities	3,568,240	8,870,158
Stock based compensation	2,256,939	1,410,199
Deferred tax asset, gross	87,330,711	69,630,728
Valuation allowance	86,078,486	67,597,167
Deferred tax assets, net	$1,252,225	$2,033,561

Deferred tax liabilities
Cloud computing assets	$(1,020,671)	$(1,391,825)
Lease assets	(231,554)	(641,736)
Deferred tax liabilities	$(1,252,225)	$(2,033,561)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2023, the Company had approximately $214,959,640 of non-capital loss carryforwards in Canada with expiration dates between 2034 and 2043 and approximately $30,784,428 of non-capital loss carryforwards in United States that can be carried forward indefinitely until used. The Company has provided a valuation allowance against the full amount of such losses, which the Company does not expect to utilize.

14. Share capital and other components of equity

Share capital

The Company is authorized to issue an unlimited number of common shares without par value.

The Company is authorized to issue an unlimited number of preferred shares without par value.

At December 31, 2023, the Company had 119,292,132 issued and outstanding common shares (December 31, 2022 – 119,287,917) and nil preferred shares (December 31, 2022 – nil).

Share options exercised

During the year ended December 31, 2023, the Company issued 4,215 common shares for options exercised by option holders for proceeds of $nil (2022 – 1,615,430 shares for proceeds of $487,054).

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

RSUs released

During the year ended December 31, 2023, the Company issued no common shares in connection with the vesting of RSUs (2022 – 333,523 shares for share capital decrease of $175,526).

Warrants

On exercise, each warrant allows the holder to purchase one common share of the Company, including on a cashless basis, based on the formula as set forth in the applicable warrant agreement.

Changes in the value of equity related to the warrants for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023		December 31, 2022
	Number of	Weighted average	Number of	Weighted average
	warrants	exercise price	warrants	exercise price
Warrants outstanding, beginning	5,395,481	$4.28	5,598,256	$5.23
Warrants exercised	—	—	—	—
Warrants expired	(4,520,693)	4.25	(202,775)	16.3
Warrants outstanding, ending	874,788	$4.34	5,395,481	$4.28

Warrants of the Company classified as equity are composed of the following as at December 31, 2023:

	Number of	Number of
Date of issuance	warrants outstanding	warrants exercisable	Exercise price	Expiry date
October 31, 2017	125,000	125,000	$15	October 31, 2024
November 9, 2018	749,788	749,788	$2.56	May 9, 2024
	874,788	874,788

15. Share-based payments

Under the Company’s share-based payment arrangements, a total stock-based compensation of $3,570,269 was recognized in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 (2022 - $4,985,954).

	December 31, 2023	December 31, 2022
Share-based compensation expense recorded in
General and administrative expenses	$3,430,559	$3,956,824
Research and development expenses	75,494	864,619
Sales and marketing expenses	64,216	164,511
	$3,570,269	$4,985,954

Stock options

The Company adopted its 2020 Stock Incentive Plan (the “Stock Incentive Plan”) on July 9, 2020, which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Company certain stock-based compensation awards including non-transferable stock options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 30,000,000. Such stock options may be exercisable for a period of up to 10 years from the date of grant. Stock options may be exercised no later than 90 days following cessation of the optionee’s position with the Company unless any exercise extension has been approved in advance by the administrator of the Stock Incentive Plan.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Stock options granted may vest based on terms and conditions set out in the stock option agreements themselves. On exercise, each stock option allows the holder to purchase one common share of the Company, including on a cashless basis, based on the formula as set forth in the applicable stock option agreement.

The changes in stock options during the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023		December 31, 2022
	Number of	Weighted average	Number of	Weighted average
	options	exercise price	options	exercise price
Options outstanding, beginning	14,721,998	$2.27	11,974,300	$2.73
Options granted	1,308,810	0.63	7,346,185	1.39
Options exercised	(19,927)	0.57	(1,623,864)	0.39
Options forfeited/expired/cancelled	(3,565,725)	2.64	(2,974,623)	2.97
Options outstanding, ending	12,445,156	$1.99	14,721,998	$2.27

Details of stock options outstanding as at December 31, 2023 were as follows:

	Weighted average	Number of options	Number of options
Exercise price	contractual life	outstanding	exercisable
$2.00 CAD	0.13	25,000	25,000
$0.39	6.94	42,356	10,590
$0.54	6.23	500,000	—
$0.57	6.36	2,500	989
$0.59	6.46	400,000	—
$0.99	6.06	84,069	46,823
$1.08	5.81	37,081	30,132
$1.11	5.93	3,750,000	1,249,999
$1.50	5.64	466,885	464,510
$1.91	2.05	2,955,000	2,939,723
$1.94	5.30	75,637	57,984
$2.13	5.10	21,120	14,960
$2.45	2.59	1,250,000	1,250,000
$2.53	2.61	25,000	25,000
$3.01	0.93	750,000	750,000
$3.40	1.37	1,035,000	1,035,000
$3.41	3.56	50,000	50,000
$3.55	4.54	5,000	4,050
$3.56	4.87	95,508	78,341
$3.77	0.93	50,000	50,000
$4.15	0.93	750,000	750,000
$7.75	4.13	30,000	28,750
$9.60	1.02	45,000	45,000
		12,445,156	8,906,851

The weighted average grant date fair value of stock options granted during the year ended December 31, 2023 was $0.46 (2022 - $0.90). The fair value was calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

	Year ended	Year ended
	December 31, 2023	December 31, 2022
Expected life of options	4.08-4.5 years	3.85-5 years
Annualized volatility	96.5%-112%	61%-123.7%
Risk-free interest rate	3.42%-4.28%	1.75% - 4.23%
Dividend rate	0%	0%

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

During the year ended December 31, 2023, the Company recognized stock-based compensation expense of $2,428,700 (2022 - $3,920,423) for stock options granted. Unrecognized compensation expense related to stock options was $1,327,327 as of December 31, 2023 with a weighted average period remaining of 5.99 years ($3,400,865 unrecognized compensation expense as of December 31, 2022 with a weighted average period remaining of 6.85 years). In January 2024, the Company approved acceleration of all remaining unvested options in connection with the execution of the Xos Arrangement Agreement. This acceleration resulted in the recognition of all remaining unrecognized compensation expense in January 2024. Pursuant to the terms of the Xos Arrangement Agreement, at the effective time of the Xos Arrangement, outstanding out - of - the - money stock options will be cancelled without any payment therefor and outstanding in - the - money stock options will be cancelled in exchange for a number of common shares of the Company with a value equal to the in - the - money value of such option, as calculated in accordance with the Xos Plan of Arrangement, subject to applicable withholdings.

The use of a valuation model for the options requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the Company’s historical volatility. The expected time to maturity was based on the weighted-average vesting terms and contractual terms of the awards. The dividend yield was based on the Company’s expected dividend rate. The risk-free interest rate was based on U.S. Treasury rates commensurate with the expected life of the award. The Company uses the simplified method for stock options with no market conditions, which is a weighted average of the vesting term and contractual term, to determine expected term. The simplified method was adopted since the Company does not believe that historical experience is representative of future performance because of the changes in stock prices.

DSUs

DSUs are share-based awards that may be granted by the Company to certain eligible participants pursuant to the Stock Incentive Plan. The Company allows the holders of the DSUs to settle the DSUs in cash (subject to the approval of the Plan Administrator (as defined in the Stock Incentive Plan)) or common shares. During the year ended December 31, 2023, the Company issued 845,686 DSUs (2022 – 42,879 DSUs), which all vested on grant. Pursuant to the terms of the Xos Arrangement Agreement, at the effective time of the Xos Arrangement, outstanding DSUs will vest and be settled by the Company in exchange for one common share of the Company, subject to applicable withholdings.

Changes in the value of the DSUs liability for the years ended December 31, 2023 and 2022 were as follows:

	Number of DSU	Amount
Balance, December 31, 2021	84,581	$53,362
Issuance	42,879	96,003
Stock-based compensation expense	—	$(72,889)
Balance, December 31, 2022	127,460	$76,476
Issuance	845,686	394,253
DSUs exercised	(225,697)	(91,911)
Stock-based compensation expense	—	(128,123)
Balance, December 31, 2023	747,449	$250,695

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

The number and weighted average share prices of DSUs were as follows:

	December 31, 2023		December 31, 2022
	Number of	Weighted average	Number of	Weighted average
	DSUs	share price	DSUs	share price
DSUs outstanding, beginning	127,460	$3.02	84,581	$3.41
DSUs granted	845,686	0.47	42,879	2.24
DSUs exercised	(225,697)	0.41	—	—
DSUs outstanding, ending	747,449	$0.80	127,460	$3.02

Details of DSUs outstanding as at December 31, 2023 were as follows:

	Weighted average	Number of DSUs	Number of DSUs
Deemed value	contractual life	outstanding	exercisable
$0.80	9.57	747,449	747,449

The fair value of the DSUs liabilities was estimated using the stock price as of December 31, 2023.

During the year ended December 31, 2023, the Company recognized stock-based compensation expense of $266,130 (2022 – $23,114) for DSUs granted during the year. Unrecognized compensation expense related to DSUs was $nil as of December 31, 2023 with a weighted average period remaining of 9.57 years ($nil unrecognized compensation expense as of December 31, 2022 with a weighted average period remaining of 8.59 years).

RSUs

RSUs are share-based awards that may be granted by the Company to certain eligible participants pursuant to the Stock Incentive Plan. RSUs are accounted for as equity-settled share-based payment transactions as the obligations under an RSU will be settled through the issuance of common shares. Pursuant to the terms of the Xos Arrangement Agreement, at the effective time of the Xos Arrangement, outstanding RSUs will vest and be settled by the Company in exchange for one common share of the Company, subject to applicable withholdings.

The changes in RSUs during the year ended December 31, 2023 were as follows:

	December 31, 2023		December 31, 2022
	Number of	Weighted average	Number of	Weighted average
	options	exercise price	options	exercise price
RSUs outstanding, beginning	1,875,000	$1.02	649,473	$3.42
RSUs granted	300,000	0.39	1,875,000	1.02
RSUs exercised	—	—	(466,731)	3.42
RSUs expired	—	—	(182,742)	3.42
RSUs outstanding, ending	2,175,000	$0.94	1,875,000	$1.02

Details of RSUs outstanding as at December 31, 2023 were as follows:

	Weighted	Number of	Number of
	average	RSUs	RSUs
Deemed value	contractual life	outstanding	exercisable
$0.94	9.08	2,175,000	—

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

During the year ended December 31, 2023, the Company recognized stock-based compensation expense of $875,439 (2022 - $1,042,418) for RSUs granted during the year. Unrecognized compensation expense related to RSUs was $937,768 as of December 31, 2023 with a weighted average period remaining of 9.03 years ($1,722,547 unrecognized compensation expense as of December 31, 2022 with a weighted average period remaining of 9.94 years). RSUs granted in 2022 included 875,000 units which were subject to certain performance criteria. As discussed above, all RSUs, including those subject to performance criteria, will vest and be settled by the Company at the effective time of the Xos Arrangement. All remaining unrecognized compensation expense will be recognized at that time.

16. Basic and Diluted loss per share

The calculation of basic and diluted loss per share for the year ended December 31, 2023 was based on the net loss attributable to common shareholders of $57,582,200 (2022 – $123,698,513) and the weighted average number of common shares outstanding as of December 31, 2023 of 119,288,852 (2022 - 118,739,410). For the year ended December 31, 2023, diluted loss per share did not include the effect of 12,445,156 stock options (2022 - 14,721,998), 874,788 warrants (2022 - 6,026,479), 747,449 DSUs (2022 - 127,460) and 2,175,000 RSUs (2022 - 1,875,000) as the effect would be anti - dilutive.

17. Segment and Geographic information

Prior to the fourth quarter of 2022, the Company managed, reported and evaluated its business in the following two reportable operating segments: (i) Electric Vehicles and (ii) Custom Built Vehicles. During the fourth quarter of 2022, the CODM changed how she makes operating decisions, assesses the performance of the business and allocates resources in a manner that caused the Company’s operating segments to change as a result of the Company having ceased receiving orders for custom built vehicles. In consideration of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 280, Segment Reporting, the CODM determined that the Company is not organized around specific products and services, geographic regions or regulatory environments. Accordingly, beginning with the fourth quarter of 2022, the Company realigned its reporting structure, resulting in a single reportable segment, Electric Vehicles, in Canada and the United States. The company has recast segment information for all prior periods presented.

Supplemental geographic data has been provided below:

Sales to unaffiliated customers:

	Year ended	Year ended
	December 31, 2023	December 31, 2022
United States	$608,429	$6,238,950
Canada	—	573,496
Total	$608,429	$6,812,446

Plant and equipment and right-of-use assets:

	Year ended	Year ended
	December 31, 2023	December 31, 2022
United States	$18,318,055	$23,113,904
Canada	106,822	2,366,861
Other foreign countries	2,234	2,989
Total	$18,427,111	$25,483,754

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

18. Fair value

The following table presents the hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2023:

	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$—	$—	$—	$—
Share-based compensation liability	—	250,694	—	250,694
Total	$—	$250,694	$—	$250,694

The following table presents the hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$—	$—	$—	$—
Share-based compensation liability	—	76,476	—	76,476
Total	$—	$76,476	$—	$76,476

Financial liabilities measured at fair value at December 31, 2023 consisted of DSUs. Financial liabilities measured at fair value at December 31, 2022 consisted of the non-transferrable warrants denominated in CAD and DSUs. The fair value of the non-transferrable warrants were classified as Level 2 in the fair value hierarchy in 2022 and had a zero value. DSUs are classified as Level 2 in 2023 and 2022.

The fair value of the DSUs was measured using the quoted market price for common shares of the Company on the Nasdaq exchange.

The fair value of the non-transferrable warrants denominated in CAD were calculated using the Black-Scholes Option Pricing Model using the historical volatility of comparable companies as an estimate of future volatility.

19. Commitments and contingencies

Commitments

As of December 31, 2023 and 2022, the Company had $nil capital commitments.

On March 3, 2023, the Company entered into a Design and Supply Agreement (the “Design Agreement”) with GLV LLC (“GLV”), pursuant to which GLV was to provide design, development, and manufacturing services for the Company’s previously planned “Project E4” EV. The estimated cost as set out in the Design Agreement is $13,692,000, where 80% was to be paid during 2023 with the remaining costs to be paid in 2024. On August 17, 2023, the Company delivered notice to GLV to terminate the Design Agreement, effective as of September 16, 2023. The Company paid GLV a total of $4,107,600 under the Design Agreement. The Company has no further payment obligations under the Design Agreement, effective as of September 16, 2023.

ElectraMeccanica Vehicles Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States dollars)

For the year ended December 31, 2023 and 2022

Contingencies

In the ordinary course of business, the Company may from time to time become subject to legal proceedings and claims arising in connection with ongoing business activities. The Company is subject to threatened and actual legal proceedings and claims for which the outcome is not probable or estimable. The Company does not believe the outcome of such threatened or actual legal proceedings or claims will have a material impact on the Company’s results of operations, financial condition, or cash flows. The results of litigation and claims cannot be predicted with certainty, and unfavorable resolutions are possible and could materially affect the Company’s results of operations, financial condition, or cash flows. In addition, regardless of the outcome, litigation could have an adverse impact on the Company as a result of legal fees, the diversion of management’s time and attention and other factors.

On March 27, 2023, the Company received a deficiency letter from Nasdaq’s Listing Qualifications Department (the “Staff”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common shares had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”). In accordance with Nasdaq rules, the Company was provided an initial period of 180 calendar days, or until September 25, 2023, to regain compliance with the Minimum Bid Price Requirement. On September 26, 2023, the Company received a letter from Nasdaq granting the Company an additional 180 calendar day period, or until March 25, 2024, to regain compliance with the Minimum Bid Price Requirement. If, at any time before this date, the closing bid price for the Company’s common shares is at least $1.00 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the Minimum Bid Price Requirement. The Company intends to continue actively monitoring the bid price for its common shares and will consider all available options available to it if its common shares do not trade at a level to regain compliance with the Minimum Bid Price Requirement, which includes effecting a reverse stock split, if necessary. However, there can be no assurances that a reverse stock split will be consummated or that it will achieve its intended effect of increasing the bid price of the Company’s common shares in an amount sufficient to regain compliance with the Minimum Bid Price Requirement.

Litigation

On November 3, 2023, Tevva filed a complaint (the “Complaint”) in the United States District Court for the District of Arizona against the Company, 1432952 B.C. Ltd. (“Holdco”), 1432957 B.C. Ltd. (“Parentco”) and Susan E. Docherty, the Company’s Chief Executive Officer and Interim Chief Operating Officer. The Complaint alleged breach of contract, defamation and tortious interference by the defendants, as applicable, in connection with the Tevva Arrangement Agreement and the transactions contemplated therein. The Complaint sought actual damages of $75 million, unspecified punitive damages and attorneys’ fees and costs. Additionally, the Complaint sought preliminary and permanent injunctive relief (i) preliminarily prohibiting the Company from completing a merger with any other merger partner pending resolution of the Complaint; (ii) preventing the Company from dissipating its cash reserves through dividend or otherwise; (iii) requiring the Company to complete the Tevva Arrangement; and (iv) otherwise requiring effectuation of the Tevva Arrangement.

On November 7, 2023, the Arizona District Court issued an order (the “Order”) dismissing the Complaint due to the Arizona District Court’s lack of subject matter jurisdiction as a result of (i) the Company, Holdco and Parentco being Canadian corporations and (ii) Tevva’s failure to establish Arizona as Ms. Docherty’s state of domicile in the Complaint. Pursuant to the Order, Tevva had until November 21, 2023 to file an amended complaint seeking to cure the deficiencies identified in the Order. On November 7, 2023, Tevva subsequently filed a substantially similar complaint in the Maricopa County Superior Court, State of Arizona.

On November 28, 2023, the Company announced that it entered into a settlement agreement (the “Settlement Agreement”) by and among the Company, Tevva, Holdco, Parentco and Ms. Docherty relating to the termination of the Tevva Arrangement Agreement. Pursuant to the terms of the Settlement Agreement, parties have agreed to, among other things, the following: (i) Tevva would dismiss, with prejudice, its previously filed federal and state court complaints relating to the Tevva Arrangement Agreement and the transactions contemplated therein; (ii) the Company would forgive the approximately $6.1 million due from Tevva under the Working Capital Facility (inclusive of $0.1 million of accrued interest) and would enter into a release of the debenture securing Tevva’s obligations under the Working Capital Facility; (iii) a general release and waiver between the Company, Parentco, Holdco and Ms. Docherty, on the one hand, and Tevva on the other hand, in favor of the other party; and (iv) the Company would pay Tevva $380,000 in connection with the Settlement Agreement.

20. Subsequent events

On January 11, 2024, the Company and Xos entered into the Xos Arrangement Agreement, pursuant to which Xos will acquire all of the issued and outstanding common shares of the Company pursuant to the Xos Plan of Arrangement under the Business Corporations Act (British Columbia). Subject to the terms and conditions set forth in the Xos Arrangement Agreement and the Xos Plan of Arrangement, each issued common share of the Company outstanding immediately prior to the effective time of the Xos Arrangement (other than the shares held by the Company’s shareholders who have exercised rights of dissent in respect of the Xos Arrangement) will be transferred to Xos in exchange for such number of shares of Xos common stock, $0.0001 par value per share (the “Consideration Shares”), as is provided for in the Xos Arrangement Agreement. Upon completion of the Xos Arrangement, Xos stockholders and the Company’s shareholders will own approximately 79% and 21% of the combined company, respectively, subject to certain adjustments set forth in the Xos Arrangement Agreement. The exact number of Consideration Shares to be issued to the Company’s shareholders will be determined prior to the closing of the Xos Arrangement. The Xos Arrangement is expected to close in the first half of 2024, subject to the satisfaction or waiver of closing conditions, including, among others, required approvals of Xos’ stockholders and the Company’s shareholders, court approval of the transaction, certain third-party approvals and other customary closing conditions.